UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

September 1, 2017

Date of Report (Date of earliest event reported)

DIGILITI MONEY GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-53925	27-2205650
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18671 Lake Drive East dellFive Business Park G Minneapolis, MN	55317
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 698-6980

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

On September 1, 2017, Digiliti Money, Inc., which is a wholly-owned subsidiary of Digiliti Money Group, Inc., (the “Parent”; and collectively, the “Company”), issued a Secured Promissory Note to UFT Equities Inc. (“UFT”) for a principal sum of up to $1.5 million (the “Note”), with an initial draw of $100,000. The Note provides for subsequent draws to be made in equal portions of $350,000 each draw down over a 90 day period subject to satisfaction of certain conditions as provided in the Note, including, without limitation, the completion of and entry into a Security Agreement and certain deliverables. The proceeds will be used to pay mutually agreed upon expenses.

Interest on the Note will accrue at 6.0%. All unpaid principal and accrued interest is due and payable on October 1, 2018 subject to acceleration in the event of default (the “Maturity Date”), and prepayments are prohibited without prior written consent. All obligations under the Note are guaranteed by the Parent. To secure the Company’s obligations under the Note, the Company granted UFT a security interest and lien in substantially all of the assets and property of the Company, subject to an existing secured credit facility by Venture Bank, a Minnesota State Banking corporation and certain other customary exclusions.

The Note contains events of default that would permit acceleration of the Maturity Date under the Note, and certain restrictions that prohibit the Company from engaging in any transactions outside of the ordinary course of business. These restrictions include, but are not limited to, selling, leasing, transferring, or assigning any material assets; entering into any material agreement, contract, lease or license; and making any material capital expenditures or other distributions.

The Note also grants UFT the right to designate one director to the Board immediately upon funding at least the first $450,000 and for as long as any or all of the unpaid principal and accrued interest remains outstanding. In addition, the Note provides for certain negative covenants requiring the Note holder’s consent for certain large corporate actions as provided in Section 20 of the Note.

The Note contemplates the proposed merger, share exchange, asset acquisition or similar business combination resulting in the acquisition by the Company of UFT or its assets (the “Proposed Acquisition”) and provides that, in the event that said Proposed Acquisition is completed (and presuming no other defaults exist), the Company may, from time to time, request additional advances of up to $6.5 million prior to the Maturity Date. Notwithstanding, if a definitive agreement with respect to the Proposed Acquisition is not entered into on or prior to September 30, 2017, or such later date as agreed upon by the parties in writing or if the Company defaults in its other obligations under the Note and related transaction documents, UFT’s obligations to make future advances pursuant to this Note shall cease.

The description set forth above is qualified in its entirety by the Note, which is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 above is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Secured Promissory Note, dated September 1, 2017, by and among Digiliti Money, Inc., Digiliti Money Group, Inc. and UFT Equities Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 8, 2017

DIGILITI MONEY, INC.

By:	/s/ Bryan Meier
Bryan Meier
Interim Chief Executive Officer and Chief Financial Officer